Filed Under Rule 433, Registration Statement No. 333-178262
Pricing Supplement No. 431 Dated March 04, 2013
(To: Prospectus Dated December 5, 2012 , as supplemented by Prospectus Supplement Dated January 3, 2013)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Initial Interest Rate	Interest Rate Basis	Index Maturity	Spread To Interest Rate Basis	Interest Reset Dates	Maximum Interest Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option
36966THT2	100.000%	1.800%	Floating	To be established two London Banking Days prior to the settlement date	LIBOR note	Three month	plus 100bps	March 15, June 15, September 15 and December 15 of each year commencing with the first coupon date through but excluding the maturity date	N/A	QUARTERLY	03/15/2023	06/15/2013	Yes
Redemption Information: Non-Callable

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation
Offering Dates: Monday, March 4, 2013 through Monday, March 11, 2013
Trade Date: Monday, March 11, 2013 @12:00 PM ET
Settlement Date: Thursday, March 14, 2013
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of General Electric Capital Corporation.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 3, 2013 to Prospectus Dated December 5, 2012